Exhibit 99.7
                                 CERTIFICATE OF
                      WILLOW GROVE MUTUAL HOLDING COMPANY
                           WILLOW GROVE BANCORP, INC.
                               WILLOW GROVE BANK

                                November 3, 1998

         Willow Grove Bank, a Federally chartered mutual savings bank (the "Bank"), intends to reorganize into a Federal mutual holding company form, whereby the Bank will convert to a Federally chartered stock savings bank and become a wholly owned subsidiary of the Willow Grove Bancorp, Inc. (the "Company") and the Company will become a majority-owned subsidiary of Willow Grove Mutual Holding Company (the "MHC"), a federally chartered mutual holding company (the "Reorganization") pursuant to the Bank's Plan of Reorganization From Mutual Savings Bank to Mutual Holding Company dated July 28, 1998 (the "Plan of Reorganization") and the related offering of the Company's common stock (the "Offering") pursuant to the Bank's Plan of Stock Issuance (the "Plan of Stock Issuance").

         In summary and pursuant to the Plan of Reorganization and the Plan of stock Issuance, the Bank will organize an interim stock savings bank ("Interim One") as a wholly owned subsidiary. Interim One will organize a Federal mid-tier holding company as its wholly owned subsidiary which will become the Company and a Federal stock savings bank ("Interim Two"). Bank will convert its charter to a Federal stock savings bank (the "Bank Conversion"). Interim One will cancel its outstanding stock and convert its charter to a Federal mutual holding company charter and become the MHC. Owners of the converted Bank will exchange their ownership interests in the Bank for ownership interests in the MHC (the "351 Transaction). MHC will contribute its ownership interest in the Bank to the Company. The Company will commence the Offering.

          In connection with the Reorganization and the Offering, the Bank, by its undersigned officer, duly authorized, hereby certifies and make the representations stated below to be relied upon by Elias, Matz, Tiernan & Herrick L.L.P. in issuing its opinion dated November 3, 1998 to the Bank. All capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Plan.

         (a) There is no plan or intention by the management of Bank, and to the best of the knowledge of the management of the Bank, there is no plan or intention on the part of the owners of the Bank to sell, exchange, or otherwise dispose of their ownership interests in the Bank in any way other than as contemplated by the Plan of Reorganization.

         (b) Following the Bank Conversion and the Reorganization, the Bank will continue to engage in its business in substantially the same manner as engaged in prior to the Reorganization, and has no plan or intention to sell or otherwise dispose of any of its assets, except in the ordinary course of business. Additionally, the Bank's appropriate Federal regulator will continue to be the Office of Thrift Supervision.

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Willow Grove Bank
November 3, 1998
Page 2


         (c) Neither the MHC, the Company, nor the Bank are under any jurisdiction of a court in any Title 11 or similar case.

         (d) Compensation to be paid to account holders/employees will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         (e) The aggregate fair market value of account balances held by the Eligible Account Holders and the Supplemental Account Holders (as those terms are defined in the Plan of Stock Issuance) as of the close of business on the their respective record dates will equal or exceed 99% of the aggregate fair market value of all savings accounts in the Bank as of the close of business on such dates.

         (f) No shares of the Company's common stock or mutual interests in the MHC will be issued to or purchased by Bank account holders/employees at a discount or as compensation.

         (g) No cash or property will be given to Eligible Account Holders or Supplemental Account Holders in lieu of (a) non-transferable subscription rights and/or (b) mutual interest rights in the MHC.

         (h) On the date of the Reorganization (a) the fair market value of the assets of the Bank will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject and (b) the fair-market value of the assets of the MHC will exceed the sum of its liabilities plus the amount of liabilities, if any, to which the assets are subject and (c) the fair-market value of the assets of the Company will exceed the sum of its liabilities plus the amount of liabilities, if any, to which the assets are subject.

         (i) The MHC, the Company, the Bank and the account holders of the Bank will all pay their respective expenses, if any, associated with the Reorganization and the Offering.

         (j) No Eligible Account Holders, Supplemental Account Holders or Other Members will be excluded from participating in the ownership of the MHC.

         (k) The Company as of the date hereof has no plan or intention to re-acquire any of its stock issued in the transaction.

         (l) Other than as contemplated by the Plan of Reorganization and the Plan of Stock Issuance, the Company has no plan or intention to liquidate the Bank; to merge the Bank with and into another corporation; to sell or otherwise dispose of the stock of the Bank except for transfers of stock to corporations controlled by the MHC; or to cause the Bank to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Bank.



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Willow Grove Bank
November 3, 1998
Page 3



         (m) There is no intercorporate indebtedness existing between the MHC, the Company and the Bank or between Interim Two and the Bank that was issued, acquired, or will be settled at a discount.

         (n) Immediately following the Reorganization, the Company will have no significant assets other than the Offering's net proceeds (after deducting any amounts infused into the Bank, expenses associated with the Offering and amounts used to fund the Company's Employee Stock Ownership Plan [the"ESOP"]) and a note receivable from the ESOP. The Company's principal business after the Reorganization will be to oversee the business of the Bank and the investment of the Offering's net proceeds retained by the Company.

         (o) Immediately following the Reorganization, the MHC's principal assets will be the shares of the Company received pursuant to the Plan of Reorganization and monies received as its initial capitalization. The MHC's principal business after the Reorganization will be its investment in and control of a majority ownership interest in the Company.

         (p) The MHC and the Company have no plans or intentions, currently or in the future, of selling or issuing shares of the Company's common stock whereby MHC would own less then a controlling interest in the Company.

         (q) The Willow Grove Foundation will be dedicated to support charitable organizations within the Bank's communities.



                                     Willow Grove Bank



                                     By: /s/ John J. Foff, Jr.
                                         -------------------------------------
                                         John J. Foff, Jr.
                                         Senior Vice President and C.F.O.